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                      September 29, 2023

       Yong Suk Cho
       Chief Executive Officer
       Lufax Holding Ltd
       Building No. 6
       Lane 2777, Jinxiu East Road
       Pudong New District, Shangha
       People   s Republic of China

                                                        Re: Lufax Holding Ltd
                                                            Form 20-F for
Fiscal Year December 31, 2022
                                                            File No. 001-39654

       Dear Yong Suk Cho:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li